Exhibit 10.9

November 8, 2017

Attn:	Dr. Tsontcho lanchulev
Re:	Letter of Engagement and Potential Offer of Employment

Dr. lanchulev:

The purpose of this letter is to clarify and correct some language in your Letter of Engagement and Potential Offer of Employment (the "Offer Letter") dated July 7, 2017 with the Eyenovia, Inc. (the "Company").

Your annual salary is $384,996, payable in monthly (or bi-weekly) installments of $32,083. The Offer Letter inaccurately stated $32,083 as your annual salary.

The plan referred to in your Offer Letter under which you stock options have been issued is the 2014 Equity Incentive Plan not the 2013 Stock Plan.

If you have any questions, please feel fee to contact me. We look forward to continuing to work with you.

Sincerely,

Eyenovia, Inc.

By:	/s/ Fred Eshelman
Fred Eshelman, Chairman of the Board